EXHIBIT 99.1

PRESS RELEASE DATED NOVEMBER 1, 2017

Geron Corporation Reports Third Quarter 2017 Financial Results

MENLO PARK, Calif., November 1, 2017 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the three and nine months ended September 30, 2017.

For the third quarter of 2017, the company reported a net loss of $6.9 million, or $0.04 per share, compared to $3.6 million, or $0.02 per share, for the comparable 2016 period. Net loss for the first nine months of 2017 was $20.5 million, or $0.13 per share, compared to $21.1 million, or $0.13 per share, for the comparable 2016 period. The company ended the third quarter of 2017 with $112.7 million in cash and investments.

Revenues for the three and nine months ended September 30, 2017 were $163,000 and $874,000, respectively, compared to $5.1 million and $6.1 million for the comparable 2016 periods. Revenues for the three and nine month periods ending September 30, 2016 included license fee revenue of $5.0 million in connection with an upfront payment under a license agreement signed in September 2016 with Janssen Pharmaceuticals, Inc. for certain rights to specialized oligonucleotide backbone chemistry and novel amidates.

Total operating expenses for the three and nine months ended September 30, 2017 were $7.4 million and $22.3 million, respectively, compared to $9.0 million and $27.9 million for the comparable 2016 periods. Research and development expenses for the three and nine months ended September 30, 2017 were $2.6 million and $8.5 million, respectively, compared to $4.3 million and $13.9 million for the comparable 2016 periods. The decrease in research and development expenses for the three and nine month periods ending September 30, 2017, compared to the same periods in 2016, primarily reflects lower costs for the company’s proportionate share of clinical development expenses under the imetelstat collaboration with Janssen Biotech, Inc. and reduced personnel related expenses. General and administrative expenses for the three and nine months ended September 30, 2017 were $4.8 million and $13.8 million, respectively, compared to $4.7 million and $14.0 million for the comparable 2016 periods. The increase in general and administrative expenses for the three-month period ending September 30, 2017, compared to the same period in 2016, primarily reflects higher non-cash stock-based compensation expense. The decrease in general and administrative expenses for the nine-month period ending September 30, 2017, compared to the same period in 2016, primarily reflects lower consulting and legal costs, partially offset by higher non-cash stock-based compensation expense.

Interest and other income for the three and nine months ended September 30, 2017 was $363,000 and $1.0 million, respectively, compared to $322,000 and $871,000 for the comparable 2016 periods. The increase in interest and other income for the three and nine month periods ending September 30, 2017, compared to the same periods in 2016, primarily reflects higher yields on the company’s marketable securities portfolio.

Conference Call and Webcast

At 4:30 p.m. ET on November 1, 2017, Geron’s management will host a conference call to discuss the company’s third quarter results as well as recent events.

Participants can access the conference call live via telephone dialing 877-303-9139 (U.S.); 760-536-5195 (international). The conference ID is 1056465. A live audio-only webcast is also available through the Investors section of the company’s website at www.geron.com or at https://edge.media-server.com/m6/p/25tyxgih. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through December 1, 2017.

About Geron

Geron is a biopharmaceutical company supporting the clinical stage development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2017	2016	2017	2016
Revenues:
License fees and royalties	$163	$5,108	$874	$6,068

Operating expenses:
Research and development	2,637	4,319	8,510	13,927
General and administrative	4,770	4,666	13,833	14,006
Total operating expenses	7,407	8,985	22,343	27,933
Loss from operations	(7,244)	(3,877)	(21,469)	(21,865)

Interest and other income	363	322	1,041	871
Interest and other expense	(18)	(21)	(59)	(61)
Net loss	$(6,899)	$(3,576)	$(20,487)	$(21,055)

Basic and diluted net loss per share:
Net loss per share	$(0.04)	$(0.02)	$(0.13)	$(0.13)
Shares used in computing net loss per share	159,216,642	159,140,254	159,186,853	159,011,741

CONDENSED BALANCE SHEETS

	September 30,	December 31,
(In thousands)	2017	2016
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$10,172	$13,078
Current marketable securities	86,991	102,035
Other current assets	1,400	999
Total current assets	98,563	116,112

Noncurrent marketable securities	15,560	13,954
Property and equipment, net	121	183
	$114,244	$130,249

Current liabilities	$5,970	$7,869
Stockholders’ equity	108,274	122,380
	$114,244	$130,249

Note 1:	Derived from audited financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2016.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

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